EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our reports dated March 16, 2005 with respect to the financial statements and schedules of American Express Credit Corporation (the “Company”) incorporated by reference in the Registration Statement on Form S-3 (333-______) and related Prospectus of the Company for the registration of Debt Securities and Warrants to Purchase Debt Securities.

/s/ ERNST & YOUNG LLP

New York, New York
June 7, 2006